Exhibit 99.2

Scientific-Atlanta, Inc.

Fiscal Year 2005 / Second Quarter

Earnings Conference Call

January 20, 2005

Operator

Good afternoon, ladies and gentlemen, and welcome to the second-quarter fiscal-year 2005 Scientific-Atlanta earnings conference call. At this time, all participants have been placed on a listen-only mode, and we will open the floor for your questions and comments following the presentation. It is now my pleasure to turn the floor over to your host, Tom Robey. Sir, the floor is yours.

Tom Robey - Scientific-Atlanta, Inc. – Vice President, Investor Relations

Good afternoon, everyone.

On today’s call, we will hear prepared comments from:

•	Jim McDonald; Chairman, President, and CEO;

•	Wally Haislip; Senior Vice-President, Finance and Operations;

•	Michael Harney, Senior Vice-President & President of our Subscriber business; and

•	Dwight Duke, Senior Vice-President and President of our Transmission Network Systems business

Following their prepared remarks, Jim, Wally, Michael and Dwight — along with our CFO, Julian Eidson, and Executive Vice-President, Allen Ecker — will be available to answer your questions.

Before we begin our call, I will read the required cautionary statement:

During this conference call we are likely to discuss certain subjects that will contain forward-looking statements. I caution you that any forward-looking statements made by the company are not guarantees of future performance and that a variety of factors could cause the company’s actual results and experience to differ materially from the anticipated or projected results which the company may discuss on this conference call.

Please be advised that a detailed listing of cautionary statements is available to you in our most recently filed 10-Q for the fiscal quarter ended October 1, 2004.

The content of this webcast contains time-sensitive information that is accurate only as of the date of the live broadcast, January 20, 2005. Any redistribution, retransmission, or rebroadcast of this presentation in any form without the express written consent of Scientific-Atlanta is prohibited.

Please note that we plan to provide a copy of today’s earnings press release and a transcript of this conference call with the SEC on Form 8-K within four business days. Note also that our prepared comments will be available on our web site at www.scientificatlanta.com/investors promptly following this conference call.

Jim?

Jim McDonald - Scientific-Atlanta, Inc. – Chairman, Chief Executive Officer and President

Good evening and thank you for joining us.

Tonight, we’re pleased to announce the results of another good quarter. Sales were $442 million, and earnings were $0.38 per share.

We continue to benefit from a mix shift toward higher-end products as consumers increase their adoption rates of high-definition television and digital video recorders. In addition, international sales increased again in the second quarter.

During the second quarter, we engaged in substantive discussions with Gemstar (Gemstar – TV Guide International, Inc.) regarding a possible settlement and cross-licensing agreement. No final agreement has been reached at this time. If circumstances were to change prior to submittal of our Form 10-Q next month, we may include as a result of the settlement an additional expense in our results of operations for the second fiscal quarter of 2005. At this time, we cannot assess the probability of a settlement.

Now Wally will review the financial results for the quarter.

Wally Haislip - Scientific-Atlanta, Inc. - SVP, Finance and Operations

Thanks, Jim.

In our second quarter, bookings were $472 million, an increase of three percent from last year’s second quarter and 19 percent sequentially.

Bookings of subscriber products were $356 million, an increase of three percent from last year and 17 percent sequentially. In the quarter just ended, we received a substantial order from Cablevision Systems that includes DOCSIS-based Explorer 4200 and 8300™ set-tops.

Second quarter transmission product bookings were $116 million, a two percent increase from last year and a 25 percent increase sequentially.

International bookings were $127 million, an increase of 34 percent from last year and 82 percent sequentially. The year-to-year increase was led by strength in our Europe / Middle East region and in Canada. Bookings in Latin America increased 88 percent, although from a much smaller base. International bookings represented 27 percent of the total, an increase of 636 basis points from last year and 932 basis points sequentially.

Backlog of $473 million was up 17 percent from last year and seven percent sequentially. The subscriber product backlog remains strong, with set-tops in backlog growing 16 percent sequentially to more than 1.2 million units.

Second quarter sales of $442 million increased six percent from last year but declined two percent from last quarter. Sales of subscriber products were $328 million, up 11 percent from last year’s second quarter, but down two percent sequentially.

The year-to-year increase in sales of subscriber products was due to the mix shift toward higher-end digital set-top products and higher sales of cable modems, partially offset by lower set-top unit volumes and the reduction in set-top selling prices for all models. In the second quarter, we sold 911 thousand Explorer digital set-tops, a decrease of five percent from last year. This decline was related to two factors: year-end discretionary capital spending did not materialize for us and, as Michael will discuss later, we have not received product acceptance from a customer in Japan. Nearly half of our set-top shipments were digital video recorders. In addition, we sold 460 thousand WebSTAR™ cable modems, up 104 percent from last year.

Sales of transmission products were $114 million, down five percent from both last year and last quarter.

International sales were $116 million, an increase of 27 percent from last year and 18 percent from last quarter. International sales were 26 percent of the total, the highest level in more than two years, and increased four percentage points from last year and five percentage points sequentially. Sales in our

Europe / Middle East region increased 35 percent from last year, and sales in Latin America increased 131 percent, although from a much smaller base.

Gross margin in the second quarter was 37.1 percent of sales, a decrease of 70 basis points from last year. This decline was related primarily to increased shipments of new set-top models that currently have gross margins lower than the company average and the impact of lower selling prices, partially offset by improvements in material and conversion costs. On a sequential basis, a favorable mix of transmission products contributed to a 50 basis point increase in gross margin.

Operating expenses of $86 million in the second quarter increased slightly from last year but decreased slightly on a sequential basis.

Research and development expenses were $38 million, an increase of $2 million from last year but nearly flat with last quarter. The primary driver of the year-to-year increase was incremental hiring related to new set-top designs. SG&A expenses were $48 million, flat with last year’s second quarter, and down slightly on a sequential basis.

Earnings in the second quarter were $59 million, or $0.38 per share. Compared with the same period of last year, earnings increased $8 million, or 15 percent. Earnings increased by $3 million, or five percent, compared with the first quarter of fiscal year 2005.

As a result of the projected utilization of tax loss carryforwards related to our European operations, the effective tax rate for the quarter was 30 percent, down from 35 percent in the second quarter of last year and 34 percent last quarter.

For the first half of fiscal year 2005, bookings increased six percent from the comparable period of last year to $870 million, and sales increased 10 percent to $894 million. Backlog at the end of the first half was $473 million, an increase of 17 percent compared to the end of the first half of fiscal year 2004. Fiscal year 2005 first half net income of $115 million increased 22 percent compared to the first half of last year.

Our balance sheet remains very strong. Cash and short-term investments increased by $25 million in the quarter to $1.316 billion. In our second quarter, cash provided by operating activities was $90 million, and we repurchased approximately 1.8 million shares of stock for $51 million.

On a sequential basis, accounts receivable declined by $20 million, but days sales outstanding increased to 49 days from 47 days in the preceding quarter due to lower sales. Compared with last quarter, inventory decreased by $19 million.

Next, Michael will discuss highlights of the quarter for subscriber products.

Michael Harney - Scientific-Atlanta, Inc. - VP and President - subscriber networks

Thanks, Wally. We had a good quarter in subscriber products, and if the Consumer Electronics Show earlier this month is any indication, our product roadmap has the key elements that consumers are looking for.

First, looking at the quarter, we again had very good results with our high-definition (HD) and digital video recorder (DVR) products. In total, we sold 449 thousand DVRs, an increase of 72 percent from last year and 13 percent sequentially. Of this total, 193 thousand were high-definition DVRs, a 29 percent increase from last quarter. In addition, we sold 111 thousand high-definition set-tops without DVR capability.

Total high-definition set-top sales of 304 thousand units were up almost 200 percent from last year and 26 percent sequentially. According to the Consumer Electronics Association, digital television sales reached 7.3 million units in calendar year 2004, and sales for 2005 are expected to exceed 20 million units. Most of these televisions are expected to be capable of displaying high-definition programming. We continue to believe that there is a substantial gap between the number of HD televisions sold and the number of HD televisions connected to a high-definition multi-channel video service. This represents an opportunity for cable, which in many markets offers more HD content than the satellite operators.

In our surveys of consumers, one of the most frequently requested enhancements to the DVR set-top is the extension of DVR functionality to all of the televisions in the home. This concept was a hit at the Consumer Electronics Show (CES), and Scientific-Atlanta is recognized as a leader in this technology. Our Explorer 8300 Multi-Room™ DVR received the “Best Integrated Home Entertainment” award at the fourth annual Storage Visions Conference, held just before the CES in Las Vegas. At the same time, we announced the commercial availability of our Multi-Room product. Time Warner Cable, the cable industry leader in the deployment of DVRs, is now deploying the Multi-Room™ DVR set-top in its Minneapolis division.

At the Consumer Electronics Show, our first media center product was well received. This product will combine DVR functionality with a DVD recorder. We now expect the media center to be commercially available in the fall in order to accommodate a requirement for OCAP (Open Cable Application Platform) compliance.

Our Explorer 8300 system was the first set-top to pass CableLabs’ testing for the emerging DOCSIS Set-top Gateway (DSG) standard. This product can use existing DOCSIS infrastructure to communicate with the network, and it extends the application of DOCSIS for the more than two million set-tops that we have shipped in the past two-and-a-half years. In the second quarter, Cablevision Systems announced the commercial launch of DVR service with our Explorer 8300 product.

We made progress with our overlay strategy in the second quarter. Time Warner Cable expanded its deployment of our innovative overlay technology to include six additional National Division systems. These six sites, along with three National Division sites launched earlier this year, are all controlled by a master headend in Denver using Scientific-Atlanta’s Regional Control System (RCS) technology.

With this deployment, we have expanded our DVR footprint to include all Time Warner Cable divisions. In addition, we have demonstrated that any operational issues related to overlay are minimal, and we have shown the commercial viability of this technology in systems ranging in size from small to very large. We continue to pursue overlay opportunities with other cable operators.

Demand for cable modems is strong. In the second quarter, we sold 460 thousand modems, a record for any quarter. Sales of voice modems represented approximately 25 percent of modem unit sales again this quarter. International modem sales were strong; more than 40 percent of modem shipments in the quarter were to customers outside the United States. In addition, more than half of voice modems were sold to international customers.

Turning to international,

In the quarter, we passed Japan Cable Labs Certification for our Explorer 8200J™ set-top. This process is similar to that used by CableLabs in the United States to certify DOCSIS high-speed cable modems. Two of our Japanese customers have launched our Explorer 8200J set-top, and we have made considerable progress with our largest customer in Japan, although we have not received acceptance.

Due to this customer’s accelerated VOD plans, a VOD requirement has been added prior to acceptance. We have completed our internal integration for VOD with the server vendor of choice and are now in the process of VOD testing in Japan with our distributor.

Today, we announced that we have signed an agreement with Telewest Broadband for the deployment of our new Explorer 8300DVB™ set-top, which will include three video tuners and support high-definition television. Under the agreement, Scientific-Atlanta will be the exclusive DVR supplier to Telewest for a two year period. The new product will allow cable customers to record three programs simultaneously or record two programs while watching a third. In addition, Scientific-Atlanta was selected by Telewest to lead the vendor integration effort for deployment of the DVR service.

Next, I’ll turn it over to Dwight.

Dwight Duke - Scientific-Atlanta, Inc. - SVP, President, Transmission Network Systems

Thanks, Michael.

We had a good quarter, considering that we started with a challenging backlog position as a result of lower bookings in the September quarter. We saw particular strength in some of our satellite, optics and headend product lines. Our international business, led by Europe, performed well and generated 51 percent of our sales in the quarter. Transmission product sales are now distributed over a large number of customers worldwide, and during the quarter, no single customer accounted for more than 10 percent of transmission sales.

From a strategic perspective, the drivers for transmission products remain linked to the drivers in the subscriber business: high-definition television, high-speed data, voice over IP, and interest in accelerating the digital migration. Operators are evaluating or implementing various bandwidth management approaches to address these drivers.

We have talked about one approach, bandwidth extension, for a couple of quarters. I’m pleased to announce that we shipped our first 1GHz GainMaker® products in the second quarter.

Several operators, led by Comcast, have announced plans to implement digital simulcast as a component of a longer-term strategy of bandwidth management. By simultaneously broadcasting (or “simulcasting”) the analog channels in digital format, the operators hope to achieve several benefits:

•	Provide digital subscribers with an “all-digital” experience,

•	Provide the platform for a basic digital tier that might be attractive to current analog subscribers, and

•	Provide a step in a longer-term strategy to reclaim the analog bandwidth for other uses, including high-definition television.

Digital simulcasting represents an opportunity for sales of encoders, multiplexers, and digital program insertion products. We currently are engaged with several operators on this opportunity.

As they prepare to offer video services, telephone companies have the need for similar headend products. We are pursuing several opportunities for regional headend networks configured with advanced network management and provisioning, real-time redundancy and switched digital video. For the RBOCs, switched digital video can provide the ability to switch compressed video to homes over twisted-pair access networks. Several cable operators are investigating switched digital broadcast as a technique to make more access network bandwidth available for new services. We are working on headend products that can apply to both opportunities.

Our optics business is benefiting from deployment of higher-speed data services, voice over IP, and increased usage of on-demand services. As these interactive services grow, the size of the service groups served by common sets of QAM modulators are reduced, driving the need for more optical transmitters and nodes.

Cable operators continue to invest in commercial services. We saw increased sales of our Prisma IP™ E-Series and media converter products. Our BroadLAN™ product family, supporting both IP (Internet Protocol) and TDM (time division multiplex) services over the HFC (hybrid fiber coax) network, has now been qualified by several MSOs and has been successfully deployed in multiple systems. Network operators continue to find that BroadLAN is well-suited for a wide range of communications applications.

Back to you, Jim.

Jim McDonald - Scientific-Atlanta, Inc. – Chairman, Chief Executive Officer and President

Thanks, Dwight.

Overall, we had another good quarter, and halfway through our fiscal year, we believe that we are well positioned. We are comfortable with our strategy and believe that it can provide ample opportunity for the future. Rather than spending any time this afternoon discussing strategy, I’d like to invite the institutional investors and analysts to join us in Atlanta on February 9th and 10th for our analyst meeting.

Now we will be pleased to take your questions.

Operator

Thank you, ladies and gentlemen. The floor’s now open for questions. If you have any questions or comments, please press the numbers one followed by four on your touch-tone phone. Pressing one followed by four a second time will remove you from queue should your question be answered. Lastly, we ask that while you pose your question, that you please pick up your handset if listening on a speaker-phone for optimum sound quality. Please hold while we poll for questions. Thank you, your first question comes from Alan Bezoza, Friedman Billings Ramsey.

Alan Bezoza - Friedman, Billings, Ramsey & Co. – Analyst

A couple questions. First let me just say welcome back, Jim, glad to see you’re feeling better. First in Japan, obviously the big question on people’s minds, what are the issues specifically regarding VoD, and what is the timing?

I guess last quarter you gave some specific numbers; you expected to recognize the boxes in December and March. Is your comfort level still that they will be recognized in the March quarter, or is it still up in the air as far as the revenue recognition?

And how would you characterize your relationship with JCom at this time? And then I have another question.

Jim McDonald - Scientific-Atlanta, Inc. - Chairman, President and CEO

Michael has had a number of meetings with them. Why don’t I let him discuss it?

Michael Harney - Scientific-Atlanta, Inc. - SVP and President-Subscriber Networks

This is Michael. During the last quarter, we actually went through the process, which is a number of different things; acceptance testing, field testing, etc. We did get through the process.

But from that process, which did not include VoD, it was decided that since their VoD plans are fairly closed in right now, they would really like us to launch the product with VoD to serve it.

The other aspect to it is, during that process of testing and field testing there is a list of items they would like us to change, to function a little bit differently than the product currently deployed at the other customer sites performed.

So I think we know what we need to do. The customer is working with us. But we do have not only changes associated with supporting VoD, which we do have that working in the lab environment right now, but also a number of other items and similar. We are somewhat reluctant right now to pick a day when we think all of that will come together. Sort of the nature of software.

Alan Bezoza - Friedman, Billings, Ramsey & Co. - Analyst

So the relationship then still is still intact at this point? And it’s just a matter of timing, it sounds like?

Michael Harney - Scientific-Atlanta, Inc. - SVP and President-Subscriber Networks

Yes.

Alan Bezoza - Friedman, Billings, Ramsey & Co. - Analyst

Another question I have is on gross margins. Again you had a pretty good gross margin quarter and continue to beat me there. There was some on the transmission side; but is there any one time events that were on the gross margin side? And is that sustainable, the number we are at today?

Jim McDonald - Scientific-Atlanta, Inc. - Chairman, President and CEO

Wally will do that.

Wally Haislip - Scientific-Atlanta, Inc. - SVP-Finance and Operations

I think that obviously we don’t give forward-looking guidance, but we do generally comment on gross margins. There were no major significant one time items during this quarter that had a positive impact on margins, in such a manner that it would reflect a huge increase here.

This was simply doing the things that we try to do every quarter — introduce new designs, make significant progress on our procurement goals as well as manufacturing goals, while recognizing that we have a constant move toward DVR.

DVR margins are making progress. I would indicate that DVR margins are in the 30 percent range, slightly above that. So that is an improvement over previous quarters, so we are making progress there.

But we are also continuously seeing a drop in margin … uh, or in selling prices, approximately above 10 percent range year-over-year in DVRs, as well as a slightly below 10 percent range for the non DVR products. So this is blocking and tackling, and we had a very good quarter, especially in the procurement area, and as we indicated, transmission had a very good quarter with regard to its margins for the quarter.

We believe that obviously we will work and we would like to maintain this margin where it is, and we are certainly working to endeavor to do that. But we recognize that when DVR shipments are increasing as they have for recent quarters, in double-digit rates sequentially, if they were to increase significantly and you had a 5 or 6-point differential between where margins are for DVRs as well as versus the Company average, that could have a declining impact on there.

So we are reluctant to give you a forecast for margin. We do believe as we have indicated before that we can maintain these margins, with all the issues that are coming down the range in the short term, above the 35 percent range. And we will continue to endeavor to see if we can match our 37 percent rate again next quarter.

But there are some factors that would indicate that there is a potentiality for decline, and that is why we give the caution. We will see as we go forward.

Alan Bezoza - Friedman, Billings, Ramsey & Co. - Analyst

Good job on the margin. The last question is on Cablevision. Clearly there was some capital spending issues late in the year for them, and they kind of held off a little bit. Were they a big part of your either DVR shipments or overall shipments in the quarter?

Wally Haislip - Scientific-Atlanta, Inc. - SVP-Finance and Operations

I would indicate that I would take this opportunity — you made the comment about Cablevision — to indicate that Time Warner was our only 10 percent customer during the quarter, and that Cablevision was not.

As you indicated, several of the MSOs, as we approached the end of the year, may have gotten to be much more disciplined about their commitments of free cash flow and their budgets with regard to spending. So there was less flurry of activity, year-end activity than there had been in previous years. And, obviously, normally Cablevision is a 10 percent customer for us, and they were not in this past quarter.

Alan Bezoza - Friedman, Billings, Ramsey & Co. - Analyst

They were not a 10 percent customer overall?

Wally Haislip - Scientific-Atlanta, Inc. - SVP-Finance and Operations

With regard to DVRs and Cablevision, we indicated we shipped DVRs, 40,000 units in the previous quarter. I would indicate that we did not ship any DVRs to Cablevision during this quarter; although we did receive, as we indicated, a significant order from Cablevision at the end of the quarter. And it included both 4200s plus a significant order also again for DVRs.

Alan Bezoza - Friedman, Billings, Ramsey & Co. - Analyst

That’s great; very helpful. Thanks for the answers.

Operator

Jason Ader, Thomas Weisel Partners.

Jason Ader - Thomas Weisel Partners - Analyst

Good afternoon. Some of my questions were just answered. So thank you, Allen. But the Japan situation here, it just kind of feels like deja vu every quarter, where we keep saying it’s getting pushed out. But could you give us a sense, Wally or Jim, when do you think — sort of ballpark — we could be at a sort of, kind of a, you talked about 100,000 set-tops per quarter would be sort of the, kind of the run rate, once you are up at full ramp.

Do you have some? Can you give us some sense of when that could be? Are we talking about a couple of quarters here? Are we talking about a year? I’d don’t know how to — can you help us model this? It is just hard.

Wally Haislip - Scientific-Atlanta, Inc. - SVP-Finance and Operations

I think that, as Michael indicated, we are working with the customer to resolve issues and to provide the feature set, including VoD, that he believes that he wants prior to launch. We did not, as Michael indicated, indicate when that accepted process would be complete. But I would tell you that we are working with the customer to attempt to get that done this quarter.

But given, as you comment, given that we indicated we expected that to happen last quarter and it did not happen, we would prefer to simply report to you as soon as we do have acceptance. Once that acceptance occurs, we believe that the rollout will begin slowly. No one likes to take a brand-new set-top and put a huge amount of units out early in the game. So there is — just like in the U.S., there will be a cautioned approach.

But we continue to have confidence that the 200,000 units that we have in backlog are shippable, or we would have had to take them out of backlog at the end of this quarter. We do have confidence, the customer has confidence that he needs these units. But it will take at least a while after we get acceptance before it ramps up to that 100,000 unit level.

This past quarter, if I am looking at total Japan, last quarter we shipped 10,000 units; we shipped again 10,000 units this quarter. We need the acceptance of the large customer in order to significantly ramp that up.

Jason Ader - Thomas Weisel Partners - Analyst

Okay. You have given us in the past your DVR book-to-bill. Can you give that to us again?

Wally Haislip - Scientific-Atlanta, Inc. - SVP-Finance and Operations

This quarter, obviously things come and lumps associated with this. But in this quarter, the shipments were about 30,000 — excuse me, about 60,000 units higher than the bookings for the quarter. [Note: The shipments in second quarter of fiscal year 2005 were approximately 77,000 units higher than bookings for the quarter.]

Jason Ader - Thomas Weisel Partners - Analyst

Okay. Just last question, on the DVR gross margins, Wally. You talked about improving those. Was that the new platform? And, what caused the improvement in the gross margins for DVRs?

Wally Haislip - Scientific-Atlanta, Inc. - SVP-Finance and Operations

It is a combination of all three things. The new platform is very important because of the fact that we generally in a new platform reduce the amount of silicon that we have there; and in this case that is obviously the case.

We introduced the new platform last quarter. But whereas the new platform was about only 25 percent of last quarter’s DVR shipments, this quarter it was more than 75 percent of the total DVR shipments. And, therefore we received a much larger benefit from that.

But we are making headway in procurement activity, especially with hard drives and things of that sort, and we are making improvements in conversion costs as well. So it is the combination of all three.

When you have selling prices dropping greater than 10 percent in DVRs, you have to perform at all three; and you have to perform at a very hectic pace in order to make this progress. Thus far we have continued to be successful in all three areas.

Jason Ader - Thomas Weisel Partners - Analyst

Overall ASPs for set-tops, were they flat, up, down?

Wally Haislip - Scientific-Atlanta, Inc. - SVP-Finance and Operations

Because of the mix, if you do the math, the mix of DVRs approached 50 percent, or were 50 percent of the total, the average ASP overall moved upwards during the quarter.

Jason Ader - Thomas Weisel Partners - Analyst

Thank you very much.

Operator

Daryl Armstrong at Smith Barney.

Daryl Armstrong - Smith Barney - Analyst

Thank you very much. I appreciate your comments about Cablevision and some of the more unusual caution on the part of MSOs. Generally going forward into the March quarter, at least from a seasonal standpoint, things tend to be somewhat constructive but within the subscriber set-top box business. Would you expect the degree of caution that you’ve seen over the last couple of months to persist going forward, on an industry wide basis? Or do you think it was just really geared towards the end of the year? And then, as a second question, you talked a lot about cost engineering and procurement benefits and your ability to execute on that front. Would you say that in terms of the slope at which you are able to bring down costs that you think that that will persist going forward as well, at the same rate? Or is there the potential that that could tail off somewhat?

Jim McDonald - Scientific-Atlanta, Inc. - Chairman, President and CEO

I think the answer to the first question is we are quite pleased with the $470 plus million of bookings. So usually the best barometer for our business is where you get the bookings; and we book over a 6-month period. So one of the things, part of the answer would be we are quite comfortable with the bookings that we got during the quarter. OK. Relative to the cost part of it, Wally, answer that.

Wally Haislip - Scientific-Atlanta, Inc. - SVP-Finance and Operations

I would add to what Jim said, is if you look at the bookings number, certainly the bookings is the indication of what people have in their next year plans and budgets, and, therefore, that is a very good indicator.

With regard to our ability to continue margin improvements or continue the redesign and procurement and conversion activities at the same rate, for the last 5 years since digitals rolled out, we have averaged 10 to 15 percent price decline every year. This year is no exception, as I indicated; DVR is above 10, and the non-DVR is slightly below 10.

In order for us to — and we don’t see a significant change in that in the foreseeable future. So our plans include continued redesigns and continued procurement and conversion cost improvements. And obviously, as we conduct our business and manage our business, our intent is to be able to manage that in such a way that we can maintain the good margins that we have had in the past. So our belief is that we can continue to execute, both on design procurement as well as conversion cost improvement.

Jim McDonald - Scientific-Atlanta, Inc. - Chairman, President and CEO

Of course, the back-end of that answer is you got to continue to innovate so that you add more value to the product, so we can continue to add more value where the customers are willing to basically pay for that; run these things down these curves. And obviously, as we work on multi-rooms and DVD recordings and other future developments, the key to this thing is you got to keep innovating. Putting new products in the field where a customer gets more revenue, and we get the opportunity to continue to drive new products.

Daryl Armstrong - Smith Barney - Analyst

That makes a lot of sense. If I might just sneak in one last quick question. In terms of the cash balance, you guys in the past have talked about priorities in terms of where you would allocate that cash; acquisitions, share repurchases, and dividends. Has your thinking relative to the priority of those 3 uses of cash, has that changed at all over the last few months?

Jim McDonald - Scientific-Atlanta, Inc. - Chairman, President and CEO

Well, I think we are still in the same priorities. What I said and said before is, I think as we continue to move toward what I have referred to as more personal television and all the things that go around it, whether it is networking or whether it’s connectivity with other devices and that, it should open up more opportunities to look for investments that complement our business.

So I think as we continue to move down the road that we are in, I think you will see more opportunities for investment as opposed to what we have seen historically.

Obviously, during the quarter, we purchased stock; and part of that was the set of parameters that we had. There are a number of rules on how you have to go do this, how much you can buy, how fast you can accelerate. So we obviously were a buyer in the market. We were just somewhat limited by what we could do.

Daryl Armstrong - Smith Barney - Analyst

Right. Thank you very much for answering my questions.

Operator

Steve Kamman, at CIBC World Markets.

Steve Kamman - CIBC World Markets - Analyst

A couple questions. Just the Gemstar settlement, just if you can tell us, if something did happen there is that going to be a one time event? Or more of an ongoing licensing fee?

Jim McDonald - Scientific-Atlanta, Inc. - Chairman, President and CEO

I think what we will probably do at this time is — our policy has always been not to comment. This is an area where we have had litigation for a long period of time. As we have indicated we’ve had discussions, and we don’t know where those are going to go. And we would prefer to kind of hold any of the tailoring of this thing until we either get a resolve or don’t.

Steve Kamman - CIBC World Markets - Analyst

Okay. That’s fair. Your comments about DOCSIS Set-top Gateway on the 8300; quite interesting. So I just want to confirm. What you’re saying is you think you can sort of reverse fit that DSG functionality back into existing 8300s; is that fair?

Michael Harney - Scientific-Atlanta, Inc. - SVP and President-Subscriber Networks

The short answer is yes. The significance of the DSG announcement we made is that is the first set-top that acid test actually receives that, that fits that … What it gives you is the ability to not only have data coming to the set-top through the DOCCIS channel, much like a DOCSIS modem; it also allows you the ability to have your broadcast conditional access information broadcast through the DOCSIS channel.

The significance of that, for example, with our overlay strategy, we can go into a site and actually install no signaling equipment, which our typical installation would include our DAVIC signaling system. We don’t have to install any of that equipment. We just use the existing infrastructure that is being used for data and voice.

So it is a big plus for the overlay strategy. If you are looking at what is going to happen when all this equipment gets old, the way set-tops will communicate to network and headend in the future will be DSG.

And we’re doing, testing that up at Cablevision now. So I think it is a good indicator that we are well on top of that particular aspect of the Next Gen.

Steve Kamman - CIBC World Markets - Analyst

That makes sense. I guess the one thing — so then the existing base of 8300s has that cable modem functionality built in? Because that was the comment that struck me as either very forward-looking or — .

Michael Harney - Scientific-Atlanta, Inc. - SVP and President-Subscriber Networks

The real answer is the 8300s we shipped to Cablevision have that functionality built in. Our other customers are still buying the DVR product with the old DAVIC signaling system because they have that headend installed.

Steve Kamman - CIBC World Markets - Analyst

OK, so the Cablevision base would be done DSG compatible; but the rest of it would need a replacement?

Michael Harney - Scientific-Atlanta, Inc. - SVP and President-Subscriber Networks

Correct.

Steve Kamman - CIBC World Markets - Analyst

Okay, fair. Last question on MPEG-4 Windows Media 9, just kind of your read in a sense of how that is moving forward; and what is your own plans in order to deal with that. I sense that the MPEG-4 guys are still getting their act together, but wanted to get your sense.

Jim McDonald - Scientific-Atlanta, Inc. - Chairman, President and CEO

We will let Dwight answer that.

Dwight Duke - Scientific-Atlanta, Inc. - SVP and President-Transmission Network Systems

For over 20 years, we have actually been producing world-class encoders for the content providers. Now we are moving into developing all that for the headend. And, we have plans intact to MPEG-2; and we have already shippable product in the H.264 range; and also VC1 will be behind that. So I think that will be multiple choices, and all that will take multiple years to work out. But we’re going to have capability of all three.

Steve Kamman - CIBC World Markets - Analyst

Okay, thanks very much.

Operator

Ehud Gelblum at J.P. Morgan.

Ehud Gelblum - JP Morgan - Analyst

A couple questions. Let me start off on the set-top box shipment number. It is something I think people are dancing around. But I wanted to dig a little deeper. If you did 1032 boxes in September, 911 boxes now, if I look historically box shipments usually go up in December. They generally depress in September because it’s your first fiscal quarter. You have incentive in your fourth fiscal quarter in June to sign some deals. So it makes sense that September is weaker and December is usually stronger. I think other people were also expecting box shipments to be up. Japan notwithstanding. But I just want to make sure that my math is right. Then the question is trying to dig a little bit deeper into what really happened here. Because it looks as though the high-end boxes are doing terrifically. Japan on a quarter-over-quarter basis was completely flat; 10,000 in last quarter, 10,000 in this quarter. Cablevision was 40,000 last quarter, zero this quarter so that is some of the difference. Overlay was 45,000 last quarter. I don’t know if you can give us the number for the overlay shipments this quarter, that would be helpful. But I am still missing close to 100,000 boxes that declined from a seasonally weak quarter in September to a seasonally stronger quarter in December. I just wonder if you can give a little color on that as to why that happened and what that could mean going forward. And then I have a follow-up.

Jim McDonald - Scientific-Atlanta, Inc. - Chairman, President and CEO

Wally will answer.

Wally Haislip - Scientific-Atlanta, Inc. - SVP-Finance and Operations

I think, though, we don’t think we had a seasonally weak quarter in September. As we have indicated, generally customers spend — in the U.S., cable MSOs generally spend more in the first half than they do in the second half.

Ehud Gelblum - JP Morgan - Analyst

First half of your fiscal or first half of calendar?

Wally Haislip - Scientific-Atlanta, Inc. - SVP-Finance and Operations

First half of their calendar year than the second half. That occurred this year for us. I think what you’re seeing is in past years if they ran out of budget money, and they had needs that they just simply borrowed from the following year. That did not occur this year.

People were — there were some budget concerns, and they maintained those constraints. They gave us significant bookings; you saw a huge increase in the backlog. We end the quarter with 1.2 million units in backlog. Our backlog is 17 percent ahead of where we were a year ago.

So we were very well positioned going into the second half, even with this 911,000 units for this quarter. If you look at the dollar value of our total sales for the first half, we are still up 10 percent or more for the year-over-year.

So we believe that they did constrain themselves. We have indicated without — we don’t talk about individual customers — but obviously Cablevision is not a 10 percent customer this quarter.

You indicated I had commented about 40,000 units of DVRs last quarter versus none this quarter, but their most significant — the largest number of shipments they take are non DVR at this stage as well. So you have to consider — we don’t comment about individual customers, but you have to consider a much broader look than just the DVRs associated with Cablevision.

But if you look at the MSOs, we saw a constraining effect on sales. We saw a pickup on bookings that indicate, as Jim indicated, given the backlog, given the bookings, we believe we are very well positioned for the second half.

Jim McDonald - Scientific-Atlanta, Inc. - Chairman, President and CEO

Of course customers budget dollars, not units.

Ehud Gelblum - JP Morgan - Analyst

I disagree. Is that really true? They know exactly how many subscribers move; and how many subscribers then need to have boxes for.

Jim McDonald - Scientific-Atlanta, Inc. - Chairman, President and CEO

I think they set their budgets on dollars.

Ehud Gelblum - JP Morgan - Analyst

If people move they don’t give them their box? That doesn’t make much sense to me.

Jim McDonald - Scientific-Atlanta, Inc. - Chairman, President and CEO

I think what you probably find is that there’s not a case where they have zero inventory.

Ehud Gelblum - JP Morgan - Analyst

True. So you are saying that the inventory may have been — they may be bleeding some inventory down. Can you give us a number for the overlay number of boxes this quarter, comparable to the 45,000 in the prior quarter?

Wally Haislip - Scientific-Atlanta, Inc. - SVP-Finance and Operations

We cannot give you or we will not give you the exact number; but we will tell you that, quarter-over-quarter, that overlay shipments were up. So it was more than 45,000.

Ehud Gelblum - JP Morgan - Analyst

What kind of boxes are overlay shipments generally? Are they non DVRs and non HDs, or are they a mix of everything?

Wally Haislip - Scientific-Atlanta, Inc. - SVP-Finance and Operations

They are a mix, but they are primarily DVRs.

Ehud Gelblum - JP Morgan - Analyst

Okay. Back to Japan, if we have one — trying to hit on this JCom issue a little bit. They, if I understand what — the boxes have not been deployed at all; they are just in their labs right now; and they decided that they have not ordered them, and they won’t order them until VoD is put on there?

I’m trying to understand how they can late in the game add a criteria for your revenue recognition, unless they have not ordered the boxes yet. I am still a little confused as to where those boxes shipped.

Wally Haislip - Scientific-Atlanta, Inc. - SVP-Finance and Operations

I will answer the quantitative part, and then I will let Michael do the qualitative part. We do have orders from this customer, that there are approximately 200,000 units. We have indicated that we have shipped and delivered to Japan 30,000 of those units.

They are in a testing. They have deployed a small number for testing purposes. But they have given us orders. There are units in Japan; so post this acceptance both the customer and Scientific-Atlanta will be ready for any deployment rate that they choose. Michael?

Michael Harney - Scientific-Atlanta, Inc. - SVP and President-Subscriber Networks

So they have not been commercially launched and they have not been launched in a big way. It’s been limited field testing and lab testing. But we essentially, as I explained earlier, yes, we have bugs but we also as a result of that testing have some changes the customer wants us to make.

Until we get those changes done, and until we get the changes done where there are no bugs, the customer may be testing and may do field testing; but they’re not going to deploy to a large number of subscribers until we finish that.

Ehud Gelblum - JP Morgan - Analyst

OK. Those 200,000 are all in your 1.2 million backlog?

Wally Haislip - Scientific-Atlanta, Inc. - SVP-Finance and Operations

Yes.

Ehud Gelblum - JP Morgan - Analyst

As are the large Cablevision shipments, the large Cablevision orders that came at the end of the quarter?

Wally Haislip - Scientific-Atlanta, Inc. - SVP-Finance and Operations

Yes.

Ehud Gelblum - JP Morgan - Analyst

Okay. I had more questions, but I will let the conch go. Thank you.

Operator

Greg Mesniaeff, Calyon Securities.

Greg Mesniaeff - Calyon Securities - Analyst

Thank you. Just a couple of smaller questions. You mentioned that certain headend product sales appear to be rather robust, although the transmission segment does not seem to reflect that, at least not in the numbers. I was wondering if you can give us some more granularity. Was it MQAM shipments that were strong? Or was at any one particular area that showed strength?

Dwight Duke - Scientific-Atlanta, Inc. - SVP and President-Transmission Network Systems

Obviously, within the transmission business and with Michael’s headend business we have multiple product lines. We probably have 7 or 8 different product lines. What we really have seen there is some strength — our biggest strength was in our international operations, relative to headends. Normal cable TV headends, and headends delivered to what we call DVDT applications, which is terrestrial applications. And also movement in on demand applications continuing to grow in North America.

Greg Mesniaeff - Calyon Securities - Analyst

Okay. As far as cable modem shipments in the quarter, they were particularly strong. You had mentioned that in your press release. Could you comment on any other products in that area, particularly the so-called EMTA product, whether there has been anything to report there?

Michael Harney - Scientific-Atlanta, Inc. - SVP and President-Subscriber Networks

Yeah, the comment I made in the script, where we talked about voice modems, that is what you could call that embedded MTA. For the most part, 95 percent of bulk modem shipments are data modems and/or voice modems.

We do ship some small quantity of modems that include wired and wireless routers in them, and we do ship a very small quantity at this point of just MTAs, which is a voice product that you connect to an existing data modem. But the lion’s share are plain data modems and voice modems, which is about 25 percent.

Greg Mesniaeff - Calyon Securities - Analyst

So 25 percent of the 460,000 was the so-called combination voice and data?

Michael Harney - Scientific-Atlanta, Inc. - SVP and President-Subscriber Networks

Yes.

Greg Mesniaeff - Calyon Securities - Analyst

Thanks.

Operator

Rob Sanderson at American Technology Research.

Rob Sanderson - American Technology Research - Analyst

Hi, thanks. Lots of questions answered, but maybe just to follow-on transmission. 51 percent from international seems like a pretty heavy mix. Can you give us basics for compare, say, to the last quarter?

Wally Haislip - Scientific-Atlanta, Inc. - SVP-Finance and Operations

The percentage for last quarter was 48 percent. So for quite some time, transmission has been very much influenced by international. If you remember, we have made several acquisitions over the last few years, including BarcoNet. That is located in Europe. We have a subsidiary located in Denmark as well.

So the transmission business traditionally has been a large piece of international. 51 percent is something we would strive to get to that level; and it is up about 3 points over last quarter.

Jim McDonald - Scientific-Atlanta, Inc. - Chairman, President and CEO

The other thing in transmission, as Dwight pointed out, is this quarter we have a very broad distribution of where we ship these products both internationally and in the U.S. Obviously one of the things we have been working through the transmission is some of the major rebuilds here are starting to decline.

The key was to try to distribute this volume across a broader set of customers. I think as Dwight indicated we had no 10 percent customers in transmission this quarter. So we have got it pretty well spread right now.

Rob Sanderson - American Technology Research - Analyst

That is apparent. What about, I guess, say a year ago? Has it been 50 for quite some time? Or has it come up a lot through the year?

Jim McDonald - Scientific-Atlanta, Inc. - Chairman, President and CEO

A lot of it varies depending upon what is going on in the U.S. market. If you would go back and look at this 3 or 4 years back, it was 50 percent 3 or 4 years back. Of course we had a major surge in spending in the North American market; so it shifted much more into the U.S. As that surge in spending now has slowed down in the U.S., it is really much more distributed.

Wally Haislip - Scientific-Atlanta, Inc. - SVP-Finance and Operations

In the last year, the range has been in the 40 plus percent. So it has always been very high. The 51 percent is in our opinion moving in a very good direction.

Rob Sanderson - American Technology Research - Analyst

Sure. So it has been pretty strong for quite some time. What about on the outlook for international transmission? You think things are picking up around the globe? Or is that sort of in steady-state mode?

Dwight Duke - Scientific-Atlanta, Inc. - SVP and President-Transmission Network Systems

As you go through the international, it is hard to make a general comment, because at different points in time, different countries are moving in different directions. So we just try to make sure as we see the opportunities to make sure we are all over them, and do what we can to try to expand our business internationally. But it is too hard to call on a consistent basis.

Rob Sanderson - American Technology Research - Analyst

Good work on the turns there this quarter, Dwight. One final question for Wally. Tax rate outlook, can you give us some guidance on NOLs and what we should be expecting for tax rate?

Wally Haislip - Scientific-Atlanta, Inc. - SVP-Finance and Operations

As we indicated, in the new tax world, you look at each quarter. But our projection going forward is that for the next couple of quarters that we will move back toward the 34 percent tax rate.

Rob Sanderson - American Technology Research - Analyst

Okay, thank you very much.

Operator

Chris Rowen, Robinson Humphrey.

Chris Rowen - SunTrust Robinson Humphrey - Analyst

Just first want to clarify on what you said on the tax. Are you saying ease back towards 34 percent? Or you think 34 percent for both the next 2 quarters?

Wally Haislip - Scientific-Atlanta, Inc. - SVP-Finance and Operations

Our current projection is 34 percent for the next couple of quarters. Moving to the 35 percent is the normal number that we have given, but we do have an R&D tax credit that was implemented when the Tax Act was implemented in October, and we will receive benefit associated with that for each of the next 2 quarters.

Chris Rowen - SunTrust Robinson Humphrey - Analyst

Great. My question is on the low-end boxes. That was the area that came in lower than we had modeled, pretty significantly. My question is, is the driver there that as people get DVRs the cable MSOs are going and pulling out a standard regular set-top box and putting it back in inventory; and therefore are not needing to order more from you?

Or is it due to a slowdown in digital cable uptake? Or is there some other factor that is driving the slowdown in just standard plain vanilla set-top boxes? And how do you see that playing out over the next year or so?

Jim McDonald - Scientific-Atlanta, Inc. - Chairman, President and CEO

Let me start and then we’ll let Wally and Michael add. If you look at the dynamics of this thing, what you find is that in any given quarter, there is about 3 to 3.5 million gross adds. That yields a net add somewhere around, depending upon the quarter, 900,000 units or somewhere around there, as you look at each of the individual quarters.

So really what is happening is that as the business takes more HDs and more DVRs, you are winding up with a higher rate of those going in to the gross amount of the customers. Of course what that does is you reapply the difference between the gross and the net add back into the inventory.

The other factor you have in this thing, obviously, as that inventory ages, then it will tend to get into a replacement cycle. So part of it will depend, as the inventory of the first-generation type of boxes start to get more age on them, what you would expect then is more of a replacement cycle.

So you’ve got to take the dynamics of the gross to net; and then you’ve got to look at the installs of things like DVRs and HDs. Then what you do is you see basically that the movement of the previous products, and then as that previous products then age, you will see more and more replacement going into that group of inventory. So a lot of it is the dynamics of where that inventory is, especially in age.

Rob Sanderson - American Technology Research - Analyst

Okay. The Multi-Room DVR, will they be able to have the non DVR boxes that are involved in Multi-Room DVR, will they be able to use boxes that are currently in inventory? Or will they need to get new boxes from you necessarily?

Jim McDonald - Scientific-Atlanta, Inc. - Chairman, President and CEO

I think it is true, and I will let Michael correct me if it’s wrong, almost all of the ones that we’ve shipped in the first month are a few very early models that cannot be used. But the majority of them can be used.

Chris Rowen - SunTrust Robinson Humphrey - Analyst

Okay. Thanks a lot.

Wally Haislip - Scientific-Atlanta, Inc. - SVP-Finance and Operations

Let me add one item to this though, to add a little color to the comment that — where is this thing going? I think obviously as you observe the number of units in sales for the non DVRs did go down during the quarter.

But if you were to look both at our backlog, which is up significantly during the quarter, and our bookings, I indicated that the DVRs, which already had a very healthy backlog, that its book-to-bill ratio was actually about 60,000 more units of sales than bookings.

But if you look at our bookings that totaled about 1,150,000 units for the quarter, and you know that the book-to-bill for DVR declined, that says there was a very large increase in our backlog and in the bookings number for the non DVR products. [Note: Bookings for second quarter of fiscal year 2005 were approximately 1,080,000 units.]

So looking forward in our backlog and our potential for sales going forward, a little bit of an impact associated with this year-end situation we have talked about. But our backlog and our bookings indicate a much higher mix of non DVR boxes than our sales in this quarter.

Chris Rowen - SunTrust Robinson Humphrey - Analyst

That is a very helpful color on that. Just to round it out, in that analysis what would be the impact of non DVR HDs in that booking versus sales calculation?

Wally Haislip - Scientific-Atlanta, Inc. - SVP-Finance and Operations

The non DVRs bookings versus sales are — From an HD point of view, the bookings went up, the backlog went up about 20,000 units quarter-over-quarter.

Chris Rowen - SunTrust Robinson Humphrey - Analyst

That is very helpful. Thanks a lot.

Operator

Gilad Alper of Merrill Lynch.

Gilad Alper - Merrill Lynch - Analyst

Just one question on the pricing. The boxes you are shipping to Japan, are they the same pricing points as HD, non DVR boxes in the U.S.? Or are they more expensive?

And the second question regarding Telewest; is it again the same pricing point as HD DVR boxes in the U.S.? Thanks.

Wally Haislip - Scientific-Atlanta, Inc. - SVP-Finance and Operations

With regard to Japan, as we have indicated before, that the Japanese market is extremely similar to the U.S. As a result, that its pricing is approximately in the same ballpark for an HD box for Japan as in the US.

When we move to the new product that we just introduced or just announced from a DVR point of view, we have to remember that in the UK, we do not sell our own security and conditional access. We do not sell our own middleware. And in addition to that, unlike the U.S., that is an all-digital box. As a result of that, those prices tend to be less than in the U.S.

Michael Harney - Scientific-Atlanta, Inc. - SVP and President-Subscriber Networks

This is Michael. I think based on your question you understand this, but I want to make sure everyone does. The product in Japan which was called an 8000J product is not a DVR product. It is an HD product comparable to, for example, our 4200HD. There were some cultural reasons why they wanted to name it 8000.

Gilad Alper - Merrill Lynch - Analyst

Thanks.

Operator

Nikos Theodosopoulos at UBS.

Nikos Theodosopoulos - UBS Warburg - Analyst

I had a couple of questions. I will just quickly go through them. First on the Cablevision. The order that you got late in the quarter, was that mostly DVR or non DVR boxes? What did it concentrate on?

Wally Haislip - Scientific-Atlanta, Inc. - SVP-Finance and Operations

This is Wally. As will be the case for a while, as they ramp up, the shipments that we ship to Cablevision will be dominated or predominated by non DVRs. They are in a ramp-up mode at the moment. And the units that they took from us — or the order they gave us for DVRs was higher than the previous quarter’s shipment at the end of the first quarter; but these are predominated by the 4200 and the low-end set-top box.

Nikos Theodosopoulos - UBS Warburg - Analyst

Okay. On Time Warner, they have been marketing the DVR service probably the longest and have had quite a bit of success. Are you seeing a plateauing level of units shipped, orders from them on a quarterly basis now? Would you say that that is accurate? Or would you say there is still growth with that customer?

Wally Haislip - Scientific-Atlanta, Inc. - SVP-Finance and Operations

I will respond, this is Wally, and then I will let Michael add some color to that. Certainly over the last quarter, we saw a significant increase. So the increase, the growth appears to be continuing.

I would remind everyone that while they initially rolled out at 5 or 6 sites and then built up to all 42, I believe, or 30 division, some of those divisions have only been in less than a year. Therefore, they still are growing at this stage of the game. Michael?

Michael Harney - Scientific-Atlanta, Inc. - SVP and President-Subscriber Networks

This is Michael. I think the number, just look at the numbers, there is no suggestion of any plateauing, number 1. Number 2, as I mentioned before, we have done primary consumer research now on maybe 2,000 consumers. It is our belief from the research, and there are other companies who have done similar research, that DVR offered the way cable offers it, which is no equipment cost, no commitment, box lease fee similar to the box you already have at a very nominal price, let’s say $9.95, appeals to a very broad base of subscribers.

So the same folks who decided to go from analog to digital tend to be very interested in DVR as well, as opposed to maybe an intuitive belief that it’s only high-end users. So we believe it’s got a lot of legs, and the data suggests that.

One other thing that is going on is our mix of the HD DVR is going up, which we would expect. What is happening is HD users are very interested in DVR for sure; so the lower-end HD units, those volumes are shifting down, but the 8000 HD units are picking up.

Nikos Theodosopoulos - UBS Warburg - Analyst

Okay. Just two quick points. Did you actually get an order from Telewest for DVR in the quarter? And, this whole Japan issue, I realize it is difficult to predict at this point, but how would you quantify the risk that this whole contract evaporates? That there is never revenue recognition? This whole thing just prolongs and it is a lost opportunity?

Wally Haislip - Scientific-Atlanta, Inc. - SVP-Finance and Operations

I will take the Telewest; and then I will ask Michael to answer the question with regard to Japan. We have a signed contract from Telewest. That contract does include a minimum number of units. We have not published — neither side has published what those minimum number of units. But the actual purchase order associated with that will come at a later point in time.

So it does not — while we know how many units both sides are contractually committed to, we’re not at the stage where we will record a purchase order associated — receive a purchase order and record that into our backlog.

Michael Harney - Scientific-Atlanta, Inc. - SVP and President-Subscriber Networks

This is Michael. On Telewest, one other comment is we did note that there is a 2-year exclusivity period. So to some extent, we are going to get whatever business there is going to be for the first 2 years. We are quite excited about that.

I think with respect to Japan, the issues that we’re having, the technical issues that we’re having, there is no indication that these are not resolvable issues. We will resolve them. And the customer has made no comment or indication that anything other than have the product meet their requirement, to begin taking the product and begin flowing the product.

Nikos Theodosopoulos - UBS Warburg - Analyst

Okay. All right. Thank you.

Operator

Larry Harris at Oppenheimer.

Larry Harris - Oppenheimer & Co. - Analyst

Yes, thank you. Just quickly with respect to the DVD recorder product, the home media center product, do you anticipate moving into a retail channel type of distribution for those? Or continue with the existing cable operator channel?

Jim McDonald - Scientific-Atlanta, Inc. - Chairman, President and CEO

I think part of it, we will take our lead from our customers. Sometimes they put products in the retail channel. But generally the primary way that they get them to market, obviously, is they go direct. So I think in general as we go and introduce that product to the customers, we will work with our customers and take the lead from them.

Larry Harris - Oppenheimer & Co. - Analyst

I see. Do you think we could see deliveries on those products this calendar year?

Jim McDonald - Scientific-Atlanta, Inc. - Chairman, President and CEO

We sure hope so. The reason it is scheduled where it is, as Michael indicated, is we have a requirement now to basically make it OCAP-compatible, and that takes additional work. So that is a little bit of reason where the schedule is where it is.

Larry Harris - Oppenheimer & Co. - Analyst

Understood. With respect to the DVD recorder product, I guess that’s — ?

Jim McDonald - Scientific-Atlanta, Inc. - Chairman, President and CEO

That is the DVD recorder product that requires OCAP-compatibility.

Larry Harris - Oppenheimer & Co. - Analyst

I see. Great; okay, thank you.

Operator

April Horace at Janco Partners.

April Horace - Janco Partners - Analyst

A couple kind of housekeeping questions. 1, can you give us any feeling as to how many Multi-Room DVRs are in the backlog today, of the 1.2 million?

Wally Haislip - Scientific-Atlanta, Inc. - SVP-Finance and Operations

I would indicate to you that — I will give — one thing that you did not ask and I will give you that answer as well, without giving the exact numbers, I would indicate that we have shipped less than 10,000 units of Multi-Room thus far. And that we have in our backlog tens of thousands of units of Multi-Room DVRs. [Note: There are approximately 10,000 units of Multi-Room DVRs in the backlog for second quarter of fiscal year 2005.]

April Horace - Janco Partners - Analyst

Okay. Historically you have always kind of given us a percentage as to how many of the total shipments, how much was the high-end, which would include the HDs, the DVR, and the Cablevision box with the cable modems. Last quarter it was about 62 percent. I was wondering if you could give us a gut feel as to what that was this quarter.

Jim McDonald - Scientific-Atlanta, Inc. - Chairman, President and CEO

I think Michael gave you part of it, and then Wally can give you the rest of it. But I think if you add up the DVD shipments and you add up the HD shipments that were not DVDs, I think you get close to about, what?

Wally Haislip - Scientific-Atlanta, Inc. - SVP-Finance and Operations

If you look at it just the way he was saying, it would be significantly more than 50 percent. If you look at it including the 4000 series box, which is the way we normally give you the answer, the combination of all HDTV 8000s and the 4000 series of boxes that include the DOCSIS modem, those made up 75 percent of the total boxes for the quarter.

April Horace - Janco Partners - Analyst

Great. Last question. In the past you talked about that you had about a 27 million basic subscriber footprint in North America. I was wondering, could you give us what that footprint would be on an international basis whereby you are offering DVRs?

Wally Haislip - Scientific-Atlanta, Inc. - SVP-Finance and Operations

We do not have that information readily available to us. I will ask Tom Robey; we will do some research and see if we can answer that question. If we can, I will ask Tom Robey to call you. Okay?

April Horace - Janco Partners - Analyst

Last question. On the Multi-Room, do you see that trend in product mix moving in the same direction as it was with the HD DVR?

Michael Harney - Scientific-Atlanta, Inc. - SVP and President-Subscriber Networks

This is Michael. I definitely think it will be part of a mix of 8000 products, as opposed to it will get standardized on. I would think it would grow more like the HD product as opposed to like the DVR product launched.

Jim McDonald - Scientific-Atlanta, Inc. - Chairman, President and CEO

If you look at the first generation, what you find is the additional outlets built, as the product got deeper and deeper in, because a lot of times early on they limit them to one per house or something. As you look at this, obviously the alternative to Multi-Room is you put in multiple DVRs in a house, which we know is happening.

Michael Harney - Scientific-Atlanta, Inc. - SVP and President-Subscriber Networks

Yes, so we are happy to sell multiple 8000s into a home as opposed to an existing set-top and a Multi-Room set-top.

Jim McDonald - Scientific-Atlanta, Inc. - Chairman, President and CEO

The real two options is once a customer wants this to more TVs, which is the number 1 thing they want, the real two options is you either put a Multi-Room in or you give them multiple DVRs.

April Horace - Janco Partners - Analyst

Okay, great. Thanks. That’s all I got.

Operator

Anton Wahlman at Needham.

Anton Wahlman - Needham & Co. - Analyst

Greetings. A couple of things. First of all, has the 8300 series been qualified/certified yet for Pioneer Passport? Or still waiting for that outcall … for the 8000? It took about 9 or so months after the SARA version made it to market.

Jim McDonald - Scientific-Atlanta, Inc. - Chairman, President and CEO

I will let Allen answer that one.

Allen Ecker - Scientific-Atlanta, Inc. - EVP

As of right now, they are in their final beta testing of the software for the 8300, but that — we anticipate it this quarter.

Anton Wahlman - Needham & Co. - Analyst

Okay. Good. Second one, did you give the number for how many set-tops you shipped internationally in total? You talked about Japan; but was there a total international number?

Wally Haislip - Scientific-Atlanta, Inc. - SVP-Finance and Operations

The total set-top shipments internationally were 165,000 units.

Anton Wahlman - Needham & Co. - Analyst

More than half of that is Canada?

Wally Haislip - Scientific-Atlanta, Inc. - SVP-Finance and Operations

More than half of that is Canada.

Anton Wahlman - Needham & Co. - Analyst

Third question maybe for Michael is, in terms of your IP set-top box that you showed at NAB last September and so forth, and what you’re looking at going forward for an IP-based set-top, because I guess you showed one at CES as well, is there going to be some sort of completely new type of silicon required that is different from your cable roadmap?

In other words, the telcos seem to require for the requirements only either H.264 or VC1 or a combination of both, but not necessarily any of the other legacy parts that go into a usual traditional digital cable set-top box you’d be making today.

Michael Harney - Scientific-Atlanta, Inc. - SVP and President-Subscriber Networks

The short answer is yes. I think every IP set-top box opportunity, whether it is a QAM network or a DSL network, is by … They have coax, which makes all the sense in the world because these are greenfield.

Most of the customers – you know within a customer you will have some people who favor one algorithm; some people that favor another algorithm. But essentially at the end of the day, the customers are asking for the product to support multiple algorithms.

Anton Wahlman - Needham & Co. - Analyst

Does that I mean that your silicon roadmap is going to fork to sort of cable versus — I was thinking primarily of switch digital video over DSL, not the RF overlay stuff, but just for those type.

Michael Harney - Scientific-Atlanta, Inc. - SVP and President-Subscriber Networks

The switch digital DSL will be a new chip. The reality is, if you look at our product line of standard definition units, HD units, 8000 units, Japan units, Telewest units, all those silicons are different implementations. Because they are all coming from the same set of libraries, but they have all been cost optimized for that particular application. We do … we use in some cases, but you will find a lot of forks in the road, as you describe them; and this clearly will have to be new silicon.

Anton Wahlman - Needham & Co. - Analyst

Final question for you, then, Michael. In terms of an all-digital product, a DVR, if you go to a customer that has launched a simulcast/simul-transmission system that they want to deploy DVRs that do not have any analog encoding capability or anything like that, what would like the estimated savings, ballpark, for a box at that point? In terms of the component savings that can be achieved?

Michael Harney - Scientific-Atlanta, Inc. - SVP and President-Subscriber Networks

You’re targeting the right platform. Because it turns out if you take a 22 or a 3200 or an 1850, and you’re asking how much can you save by taking the analog out, the answer at this point in time is zero. If you had asked me that back in 1998 I would have given you a bigger number. But we have integrated all the analog processing into the chips digitally. So it is the phenomenon of pre-date in the case of the low-end units.

On the high-end units, because of the analog video MPEG encoder, there is actually some significant cost associated with that. And you could probably guess, but we are talking $20, $25 kind of number.

The other thing you pick up is when you take an analog picture and you encode it to put it on the hard drive, we pick very high data rates and very high resolutions because our customers wanted to have a digitally-transported signal on the hard drive look very close to an analog-transported signal on the hard drive. So what you will also be able to do is get better hard drive utilization by not carrying those channels of analog.

Anton Wahlman - Needham & Co. - Analyst

30 percent or so?

Michael Harney - Scientific-Atlanta, Inc. - SVP and President-Subscriber Networks

I have not done the math, but we go 6 megabits a second at 640 by 480; you can probably do a 2-hour movie with that, and look at doing a 2-hour movie that is just digital at 3 to 4 megabits a second.

Jim McDonald - Scientific-Atlanta, Inc. - Chairman, President and CEO

A lot of it, what you ultimately get depends upon what your distribution is between recording analog and recording digital. So it totally depends upon what one is recording.

Anton Wahlman - Needham & Co. - Analyst

Thank you very much.

Operator

Steve Levy at Lehman Brothers.

Steve Levy - Lehman Brothers - Analyst

Just two things. One, could you talk a little bit about the 3 tuner capability of the deal with Telewest? And do you have any plans to bring that into the U.S.? Is this a special request that the British had for this product? Secondly, anything new to report on telco video efforts?

Jim McDonald - Scientific-Atlanta, Inc. - Chairman, President and CEO

I’ll let Michael do it, but I think the trend is, the tendency is to put more tuners in.

Michael Harney - Scientific-Atlanta, Inc. - SVP and President-Subscriber Networks

The Telewest requirement, I would not call it a unique UK thing. As new RFPs are coming out including the telcos you mentioned, more tuning capability, or being able to look at multiple sources for recording, is the trend. I would think that is going to continue.

With respect to the telcos, I think it is common knowledge that there are a couple RFPs that have been on the street since November, and we obviously have participated in — are participating in that process right now. But there is really nothing until now.

Steve Levy - Lehman Brothers - Analyst

Let me just ask a follow-up on the telcos. Is there anything that we would perhaps hear from some smaller telephone operators versus some large ones that might have the RFPs out?

Michael Harney - Scientific-Atlanta, Inc. - SVP and President-Subscriber Networks

We actually do some business currently with small medias and small telcos. I don’t know how much it is. But what we actually do that today. We’ve got a set-top box that has an Ethernet port on it, and essentially they through a LAN network connect up to the Ethernet ports and do stuff like that. But it is a small number.

Steve Levy - Lehman Brothers - Analyst

Thank you.

Operator

Bill Choi of Kaufman Brothers.

Bill Choi - Kaufman Brothers - Analyst

Thanks for getting me in. Thanks for giving us the detail on Cablevision. If I recall, Comcast used to also be a 10 percent customer for a number of quarters. Maybe you could you give some kind of detail on progress with Comcast also.

Jim McDonald - Scientific-Atlanta, Inc. - Chairman, President and CEO

I think when you look at Comcast, they are both a customer for our subscriber products and for transmission. Of course as they went through the AT&T upgrades and that, obviously they spent quite a bit of money in the transmission side of the business. So they were really had been — they have moved into the 10 percent thing because they did sizable business with both of us.

I think a lot of this, with any individual customer it is kind of timing. I think on Dwight’s business the issue was as they went through an upgrade of all the AT&T properties, the thing what happened is, as they completed that, is to make sure that we got our sales redistributed across the broader set. I think what you see in the numbers is that’s kind of happened. Relative to the subscriber business, it kind of goes quarter-to-quarter.

Bill Choi - Kaufman Brothers - Analyst

Am I right that they were a 10 percent customer last quarter and are not this quarter?

Jim McDonald - Scientific-Atlanta, Inc. - Chairman, President and CEO

That is true.

Wally Haislip - Scientific-Atlanta, Inc. - SVP-Finance and Operations

If I could interrupt for a second. As we indicated last quarter, we had very sizable transmission shipments last quarter. But the bookings for Comcast were low last quarter, which would indicate that transmission sales during this quarter would have taken them below the 10 percent range.

Bill Choi - Kaufman Brothers - Analyst

Okay.

Jim McDonald - Scientific-Atlanta, Inc. - Chairman, President and CEO

Of course, when you think of it transmission represents a lot of products that we sell. So it is a broad set and kind of depends upon what the demand is for a broad set of products that could come in any one quarter depending upon what services they are rolling out at any given time.

Bill Choi - Kaufman Brothers - Analyst

Can you give the total for all the 10 percent customers that you guys typically used to do?

Wally Haislip - Scientific-Atlanta, Inc. - SVP-Finance and Operations

Since there is only one this quarter, we will not do that. We need to finalize some information. As we go in to the 10-Q we will indicate that. But at this point in time, since it is only one and we indicated who it was, at this time we won’t give that.

Bill Choi - Kaufman Brothers - Analyst

It was a good try, I guess.

Jim McDonald - Scientific-Atlanta, Inc. - Chairman, President and CEO

It is fair to say, though, it was pretty spread broad this quarter.

Bill Choi - Kaufman Brothers - Analyst

Just on Telewest, the set-top box is quite unique obviously; no security CA middleware. Can you talk about what kind of ASPs? You have a tier of products; is it closer to an HD box for you guys, or is it more like the regular standard digital set-top box? What kind of ASPs and margins would you anticipate?

Wally Haislip - Scientific-Atlanta, Inc. - SVP-Finance and Operations

As we indicated on this, this is a DVR box that has three tuners. So because we don’t have security and conditional access, and because they are using someone else’s middleware, and it does not have the analog capability here, it would be at the very low end of our DVR pricing.

Bill Choi - Kaufman Brothers - Analyst

Okay. Finally, any kind of update you can give us on the overlay efforts at any other customers besides Time Warner?

Michael Harney - Scientific-Atlanta, Inc. - SVP and President-Subscriber Networks

This is Michael. We have nothing major to announce. What I will tell you is we are engaged with a number of customers and we have got a number of what I would say are very interested customers.

The interest I think primarily is, for example, if you attended the CES show and if you had gone through our booth you would have seen lots of very interesting things. Of course we had the Multi-Room product there that we received an award for. We also had two 8000s actually communicating over the existing coax and sharing each other’s hard drive. People are very interested in doing that.

We had the DVD product. We also had a product where we showed connecting to a home LAN and using the universal plug-and-play protocol to discover content on a PC on that LAN, and essentially display it in high-definition, video, pictures, and then also music.

So customers, one last thing we showed is we had an area where Sprint had done some work, where they were programming our DVR schedule through a cell phone. We had lots of interested people in that.

So when people look at all the things we’re doing, one customer, one big customer came over to me and said, you’re working on all the right things. I think they know we’re working on all the right things, and I think they’re very interested in how they can leverage that and get the things they want.

We’re working on it, and they are very interested. You will be the first to know when we have a breakthrough.

Bill Choi - Kaufman Brothers - Analyst

Wally, did you answer the question on margins on the Telewest kind of box, without middleware CA?

Wally Haislip - Scientific-Atlanta, Inc. - SVP-Finance and Operations

Given that we have — you’re asking me a margin for a specific customer, and not a more general margin, we will not discuss that. Okay?

Bill Choi - Kaufman Brothers - Analyst

How about something, maybe not Telewest, but let’s say an IP set-top box that in the future maybe take out a CA capability out of it? What kind of margins would you make on a box like that?

Jim McDonald - Scientific-Atlanta, Inc. - Chairman, President and CEO

Obviously, we ship our products to Cablevision without conditional access in them. So we have been dealing in this environment for a number of years.

Bill Choi - Kaufman Brothers - Analyst

Okay.

Jim McDonald - Scientific-Atlanta, Inc. - Chairman, President and CEO

We have been doing this for a while. I think if that is the end of the questions, I would like to thank everybody for joining us this evening. If you have any questions, if you will get them to Tom we will be glad to follow-up on those questions. So once again, thank you for joining us today.

Operator

Thank you, ladies and gentlemen. This does conclude today’s conference call. You may disconnect your phone lines at this time and have a wonderful day. Thank you for your participation.

[Information not contained in transcript.]

“Forward-looking statements,” as defined in the Private Securities Litigation Reform Act of 1995, may be included in this document. A variety of factors could cause Scientific-Atlanta’s actual results to differ from the anticipated results expressed in such forward-looking statements. Investors are referred to Scientific-Atlanta’s Cautionary Statements (Exhibit 99.1 to the company’s most recent Form 10-Q), which statements are incorporated into this news release by reference.

Scientific-Atlanta, Inc. (NYSE:SFA) (http://www.scientificatlanta.com) is a leading supplier of transmission networks for broadband access to the home, digital interactive subscriber systems designed for video, high-speed Internet, and voice over IP (VoIP) networks, and worldwide customer service and support.

Scientific-Atlanta, the Scientific-Atlanta logo, Explorer, GainMaker and Prisma are registered trademarks of Scientific-Atlanta, Inc. WebSTAR, Multi-Room, BroadLAN, Prisma IP, 8300, 8300DVB, 8200J, 4200 and 8000 are trademarks of Scientific-Atlanta, Inc.